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                                                                     EXHIBIT 5.1

                         [Cooley Godward LLP Letterhead]

May 1, 2002

Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lynx Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of (i) 14,600,00 shares of the Company's common stock (the "Shares"), with a par value of $0.01, issued in connection with the Securities Purchase Agreement, dated as of April 16, 2002, by and between the Company and the investors named therein (the "Purchase Agreement"), (ii) up to 5,840,000 shares of the Company's common stock (the "Investor Warrant Shares") issuable upon the exercise of warrants for the purchase of the Company's common stock (the "Investor Warrants"), issued in connection with the Purchase Agreement and (iii) up to 292,000 shares of the Company's common stock (the "FBR Warrant Shares")(collectively with the "Investor Warrant Shares", the "Warrant Shares") issuable upon exercise of the warrant for the purchase of the Company's common stock (the "FBR Warrant")(collectively with the "Investor Warrants", the "Warrants"), issued in connection with the Engagement Letter, dated November 9, 2001, by and between the Company and Friedman, Billings, Ramsey & Co., Inc. ("FBR").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on April 16, 2002, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied upon an officer's certificate confirming receipt of payment for the Shares upon their original issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


Sincerely,

COOLEY GODWARD LLP


By:   /s/ James C. Kitch
      ------------------------------
      James C. Kitch